Exhibit 99.1
Washington Federal, Inc.
425 Pike Street
Seattle, WA 98101
Contact: Cathy Cooper
(206) 777-8246
Tuesday, July 3, 2012
FOR IMMEDIATE RELEASE

Washington Federal Announces Appointment of Randy Talbot to its Board of Directors

SEATTLE - Washington Federal, Inc. (Nasdaq: WAFD), today announced the appointment of Randall H. Talbot to its board of directors. Talbot, age 58, is the Managing Director of Talbot Financial, LLC, a privately-held investment management firm and family office. From 2004 until 2010, Mr. Talbot served as President, Chief Executive Officer and Director of Symetra Financial Corporation (NYSE: SYA), a life insurance and financial services company headquartered in Bellevue, Washington with over $23 billion in assets. Prior experience includes six years as President of Safeco Life Insurance and 23 years leading Talbot Agency, Inc. in Albuquerque, New Mexico. In 2009, Mr. Talbot was named the CEO of the Year by Washington CEO magazine and in 2010 was named Pacific Northwest Entrepreneur of the Year by Ernst & Young. He is a graduate of Arizona State University and currently serves on the board of directors of Concur Technologies (Nasdaq: CNQR).
Washington Federal's Chairman, President & CEO Roy Whitehead stated, “We are honored to have Randy join our board. He will bring a wealth of experience in the areas of commercial real estate finance, investments and risk management that will improve the oversight of the company's decision-making in those areas. His experience managing a large public company will also be useful in planning for Washington Federal's own future growth.”
Washington Federal, with headquarters in Seattle, has 165 offices in eight western states. To find out more about the Company, please visit the website. The Company uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at

www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company's 2011 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Statements contained herein that are not historical facts should be considered forward-looking statements with respect to Washington Federal. Forward-looking statements of this type speak only as of the date of this report. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, unforeseen local, regional, national or global events, economic conditions, asset quality, interest rates, loan demand, changes in business or consumer spending, borrowing or savings habits, deposit growth, adequacy of the reserve for loan losses, competition, stock price volatility, government monetary and economic policy, anticipated expense levels, changes in laws and regulations, the level of success of the company's asset/liability management strategies as well as its marketing, product development, sales and other strategies, the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as the Financial Accounting Standards Board and other accounting standard setters, the costs and effects of litigation and of unexpected or adverse outcomes in such litigation, and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Washington Federal undertakes no obligation to update or revise forward-looking statements to reflect subsequent circumstances, events or information or for any other reason.

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